FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

FOURTH QUARTER AND 2004 RESULTS,

INCLUDING RECORD NET INCOME FOR THE YEAR

CINCINNATI, OHIO - February 10, 2005 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $22.5 million ($0.48 per share) for the fourth quarter of 2004 compared to $14.5 million ($0.31 per share) for the fourth quarter of 2003. For 2004, net income was a record $101.8 million ($2.15 per share) compared to $49.7 million ($1.13 per share) for the same period in 2003. The results for 2004 include a third quarter after-tax gain of approximately $27 million ($0.57 per share) relating to the merger of Provident Financial Group with National City Corporation.

In addition to net income, GAFRI has consistently utilized "core net operating earnings," a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operating trends, such as realized gains (losses), goodwill impairments, losses on retirements of subsidiary trust securities and accounting changes. GAFRI believes that excluding the impact of these items is useful in analyzing operating trends. Core net operating earnings were $17.5 million ($0.37 per share) for the fourth quarter of 2004 compared to $13.2 million ($0.28 per share) for the fourth quarter of 2003. Core net operating earnings for 2004 were $70.9 million ($1.50 per share) compared to $55.6 million ($1.27 per share) in 2003. Core net operating earnings for 2003 include a second quarter after-tax charge of $8.1 million ($0.19 per share) related to the negative effect of lower investment yields on GAFRI's fixed annuity operations. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying Condensed Income Statement.

Despite the continued low interest rate environment, each of the Company's lines of business recorded improved results in 2004. These improvements were partially offset by the issuance in late 2003 and early 2004 of long-term debt to pay down lower costing bank debt with a shorter maturity, resulting in higher interest expense in 2004. In addition, core net operating earnings per share reflect the greater number of shares outstanding as a result of GAFRI's common stock rights offering in the third quarter of 2003.

-more-

GAFRI's statutory premiums decreased by approximately 8% in the fourth quarter and full year of 2004 compared to the respective 2003 periods. Increases in 403(b) annuity and supplemental insurance premiums were more than offset by lower sales in GAFRI's single premium annuity segment. The decrease in sales of single premium annuities reflects continued discipline in setting commissions and interest rates.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of supplemental, long-term care and life insurance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (E.T.) today. Toll-free telephone access will be available by dialing 1-866-800-8652. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (E.T.) today until 8:00 p.m. on February 17, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 16456058. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Income Statement

(In millions, except per share amounts)
Three months ended December 31,			Twelve months ended December 31,
	2004	2003	2004	2003
Revenues:
Net investment income	$140.6	$128.7	$534.8	$510.9
Life, accident and health premiums (a)	87.6	85.3	351.4	331.9
Other income	27.5	21.4	108.3	87.0
Total revenues	255.7	235.4	994.5	929.8

Benefits and expenses:
Benefits to policyholders	150.6	133.1	578.3	545.7(b)
Insurance acquisition expenses	26.2	34.3	118.5	121.3(b)
Interest and other financing expenses	6.8	6.7	27.4	24.9
Other expenses	46.4	42.8	168.4	159.1
Total benefits and expenses	230.0	216.9	892.6	851.0

Core operating earnings	25.7	18.5	101.9	78.8
Related income taxes	8.2	5.3	31.0	23.2

Core net operating earnings	17.5	13.2	70.9	55.6

Non-operating items, after-tax:
Realized gains (losses)	5.0	1.3	36.6(c)	(5.9)
Goodwill impairment (d)	-	-	(2.6)	-
Loss on retirement of subsidiary trust securities	-	-	(0.9)	-
Cumulative effect of accounting change (e)	-	-	(2.2)	-
Net income	$ 22.5	$ 14.5	$101.8	$ 49.7

Average common shares outstanding - diluted	47.3	47.1	47.3	43.8

Diluted earnings per share data:
Core net operating earnings	$ 0.37	$ 0.28	$ 1.50	$1.27
Realized gains (losses)	0.11	0.03	0.77(c)	(0.14)
Goodwill impairment (d)	-	-	(0.06)	-
Loss on retirement of subsidiary trust securities	-	-	(0.02)	-
Cumulative effect of accounting change (e)	-	-	(0.04)	-
Diluted net income per common share	$ 0.48	$ 0.31	$ 2.15	$ 1.13

Supplemental Information
Fixed Annuity Premiums (a)	$161.7	$182.1	$663.3	$746.6
Variable Annuity Premiums (a)	26.2	26.6	104.9	122.4

Book value per share			$22.72	$20.06
Book value per share excluding unrealized gains on fixed maturities			19.01	17.12

  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  The 2003 amounts reflect a second quarter non-cash charge of $12.5 million ($8.1 million after-tax) to write-off a portion of deferred acquisition costs and increase certain insurance accruals due primarily to changes in assumptions related to investment yields.

  Includes $27.0 million ($0.57 per share) gain on the Provident Financial Group investment resulting from its merger with National City in July 2004.

  Reflects goodwill impairment on GAFRI's investment in an agency subsidiary.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.